UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
B. Riley Principal Merger Corp.
(Name of Issuer)
Class A common stock, par value $0.0001 per share
(Title of Class of Securities)
05586Y106
(CUSIP Number)
December 31, 2019
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[   ] Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: 05586Y106

1	NAME OF REPORTING PERSON AQR Capital Management, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 370,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 370,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 370,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.49%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 05586Y106

1	NAME OF REPORTING PERSON AQR Capital Management Holdings, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 370,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 370,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 370,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.49%
12	TYPE OF REPORTING PERSON HC

CUSIP No.: 05586Y106

1	NAME OF REPORTING PERSON CNH Partners, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 370,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 370,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 370,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.49%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 05586Y106

1	NAME OF REPORTING PERSON AQR Absolute Return Master Account, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 200,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 200,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.35%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 05586Y106

1	NAME OF REPORTING PERSON AQR Principal Global Asset Allocation, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 200,000
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 200,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.35%
12	TYPE OF REPORTING PERSON HC

CUSIP No.: 05586Y106
ITEM 1(a).	NAME OF ISSUER: B. Riley Principal Merger Corp.
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 299 Park Avenue, 21st Floor New York, New York 10171
ITEM 2(a).	NAME OF PERSON FILING:
(1) AQR Capital Management, LLC
(2) AQR Capital Management Holdings, LLC
(3) CNH Partners, LLC
(4) AQR Absolute Return Master Account, L.P.
(5) AQR Principal Global Asset Allocation, LLC

AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. CNH Partners, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC, and CNH Partners, LLC act as investment manager to AQR Absolute Return Master Account, L.P. AQR Principal Global Asset Allocation, LLC is the general partner of AQR Absolute Return Master Account, L.P.

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
(1) TWO GREENWICH PLAZA GREENWICH, CT 06830
(2) TWO GREENWICH PLAZA GREENWICH, CT 06830
(3) TWO GREENWICH PLAZA GREENWICH, CT 06830
(4) TWO GREENWICH PLAZA GREENWICH, CT 06830
(5) TWO GREENWICH PLAZA GREENWICH, CT 06830

ITEM 2(c).	CITIZENSHIP: (1) Delaware, USA (2) Delaware, USA (3) Delaware, USA (4) Cayman Islands (5) Delaware, USA
ITEM 2(d).	TITLE OF CLASS OF SECURITIES: Class A common stock, par value $0.0001 per share
ITEM 2(e).	CUSIP NUMBER: 05586Y106
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a) [ ]	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b) [ ]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c) [ ]	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e) [ ]	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f) [ ]	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g) [ ]	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h) [ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i) [ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j) [ ]	A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k) [ ]	Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.	OWNERSHIP
(a) Amount beneficially owned:
370,000
(b) Percent of class:
2.49%
(c) Number of shares as to which the person has:
(i) sole power to vote or to direct the vote:

(ii) shared power to vote or to direct the vote:
AQR Capital Management, LLC - 370,000
AQR Capital Management Holdings, LLC - 370,000
CNH Partners, LLC - 370,000
AQR Absolute Return Master Account, L.P. - 200,000
AQR Principal Global Asset Allocation, LLC - 200,000

(iii) sole power to dispose or direct the disposition of:

(iv) shared power to dispose or to direct the disposition of:
AQR Capital Management, LLC - 370,000
AQR Capital Management Holdings, LLC - 370,000
CNH Partners, LLC - 370,000
AQR Absolute Return Master Account, L.P. - 200,000
AQR Principal Global Asset Allocation, LLC - 200,000
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: This Item [6] is not applicable.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: See Item 2(a) above.
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: This Item [8] is not applicable.
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP: This Item [9] is not applicable.
ITEM 10.	CERTIFICATION:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.: 05586Y106
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 14 2020	AQR Capital Management, LLC By: /s/ Bethany Oleynick Name: Bethany Oleynick Title: Authorized Signatory
February 14 2020	AQR Capital Management Holdings, LLC By: /s/ Bethany Oleynick Name: Bethany Oleynick Title: Authorized Signatory
February 14 2020	CNH Partners, LLC By: /s/ Bethany Oleynick Name: Bethany Oleynick Title: Authorized Signatory
February 14 2020	AQR Absolute Return Master Account, L.P. By: /s/ AQR Principal Global Asset Allocation, LLC, its General Partner /s/ Bethany Oleynick Name: Bethany Oleynick Title: Authorized Signatory
February 14 2020	AQR Principal Global Asset Allocation, LLC By: /s/ Bethany Oleynick Name: Bethany Oleynick Title: Authorized Signatory
Attention — Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

CUSIP No.: 05586Y106
AQR Capital Management Holdings, LLC, AQR Capital Management, LLC, CNH Partners, LLC, AQR Absolute Return Master Account L.P., and AQR Principal Global Asset Allocation, LLC hereby agree that this Schedule 13G is filed on behalf of each of the parties.

AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. CNH Partners, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC, and CNH Partners, LLC act as investment manager to AQR Absolute Return Master Account, L.P. AQR Principal Global Asset Allocation, LLC is the general partner of AQR Absolute Return Master Account, L.P.